Exhibit 99.1

LIONSGATE ANNOUNCES NEW FIVE-YEAR $800 MILLION REVOLVING CREDIT FACILITY
WITH JPMORGAN AND SYNDICATE OF BANKS

One of Largest Revolving Credit Facilities In Entertainment Space In More Than 10 Years

SANTA MONICA, CA, and VANCOUVER, BC  September 27, 2012 — Lionsgate (NYSE: LGF), a leading global entertainment company, has entered into a new five-year, $800 million revolving credit facility, one of the largest revolving credit facilities raised by an entertainment company in more than a decade, the Company announced today.  The new facility helps position Lionsgate for continued growth and enables the Company to capitalize on long-term strategic opportunities and meet long-term financial objectives.

JPMorgan Chase Bank, N.A. served as Administrative Agent with JP Morgan Securities LLC, Barclays Bank Plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Royal Bank of Canada acting as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers, Wells Fargo Bank serving as Co-Syndication Agent, and SunTrust Bank and Union Bank acting as Co-Documentation Agents.  The new facility replaces Lionsgate’s previous $340 million revolving credit facility.

“The size of the new facility is a testament to the Company’s strong relationships with the financing community and the value of its franchises and filmed entertainment library, and it reflects the significant recent expansion of the Company’s borrowing base,” said David Shaheen, Managing Director and head of JPMorgan’s Entertainment Industries Group. “This new facility will be an important resource in helping Lionsgate to continue executing its long-term growth plan.”

Lionsgate acquired Summit Entertainment in January 2012 and launched the first film of THE HUNGER GAMES franchise, which became the 13th highest-grossing North American release of all time, in March 2012.  The Company will release Summit’s THE TWILIGHT SAGA: BREAKING DAWN – PART 2 on November 16, 2012 and the next installment of THE HUNGER GAMES franchise, THE HUNGER GAMES: CATCHING FIRE, on November 22, 2013.

The new facility was orchestrated for Lionsgate by Vice Chairman Michael Burns, Executive Vice President Corporate Development Brian Goldsmith, General Counsel and Executive Vice President Corporate Operations Wayne Levin and Chief Financial Officer Jim Keegan.  Lionsgate was represented by the law firms O’Melveny & Myers LLP and Heenan Blaikie LLP.

ABOUT LIONSGATE

Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales. The Company has built a strong television presence in production of primetime cable and broadcast network series, distribution and syndication of programming and an array of channel assets. Lionsgate currently has 23 shows on 16 networks spanning its primetime production, distribution and syndication businesses, including the multiple Emmy Award-winning Mad Men, the critically acclaimed series Weeds, Nurse Jackie and Boss, the new comedy Anger Management, which has been picked up for another 90 episodes by FX, the upcoming network series Nashville and Next Caller, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show, Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, which has already grossed nearly $700 million at the worldwide box office, The Possession, The Expendables 2, The Cabin in the Woods, Tyler Perry's Madea's Witness Protection and Margin Call. With the January 2012 acquisition of Summit Entertainment, the Company has now added the blockbuster Twilight Saga, which has grossed more than $2.5 billion at the worldwide box office, to its current slate, giving the Company the two premier young adult franchises in the world. Recent Summit hits include Red, Letters to Juliet, Knowing and the Academy Award-winning Best Picture, The Hurt Locker.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

For Lionsgate corporate inquiries, please contact:
Peter D. Wilkes
310.255.3726
pwilkes@lionsgate.com

Kinley L. Cross
310.255.5114
kcross@lionsgate.com